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                                                                 EXHIBIT 12
                               PACIFIC TELECOM, INC.
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollar amounts in millions)

                                  Nine Months
                                     Ended               Year Ended December 31,
                                                  _____________________________________
                                  Sept. 30, 1997  1996    1995    1994     1993    1992
                                  ______________  ____    ____    ____     ____    ____
Earnings, as defined*:
Income from continuing operations
  before income taxes                 $106.7     $122.7  $186.6  $122.2   $ 82.9  $ 99.8

Add:
 Fixed charges                          35.2       46.5    54.5    48.6     59.5    63.2
 Equity losses of less than 50%
   owned persons                          -          -       -       -        -      0.9
 Minority interest                       2.8        2.4     1.3     1.0      0.6     0.1
                                       _____      _____   _____   _____    _____   _____

  Total earnings                      $144.7     $171.6  $242.4  $171.8   $143.0  $164.0
                                       _____      _____   _____   _____    _____   _____
                                       _____      _____   _____   _____    _____   _____
Fixed charges:
  Interest                             $30.2      $40.8   $42.3   $34.7    $44.3  $ 52.1
  Interest portion of
    rental expense                       5.0        5.7    12.2    13.9     15.2    11.1
                                        ____       ____    ____    ____     ____    ____

    Total fixed charges                $35.2      $46.5   $54.5   $48.6    $59.5   $63.2
                                        ____       ____    ____    ____     ____    ____
                                        ____       ____    ____    ____     ____    ____

Ratio of earnings to fixed charges       4.1        3.7     4.4     3.5      2.4     2.6
                                        ____       ____    ____    ____     ____    ____
                                        ____       ____    ____    ____     ____    ____
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[FN]
* For  the  purpose of  computing  these ratios, "earnings" represents the aggregate of (a) income from  continuing operations before income taxes,
  (b) fixed charges,(c) equity  losses of less than 50% owned persons and
  (d) minority interest. Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the
  Company  does not guarantee the debt of such  persons.  "Fixed Charges"
  consist of  interest  charges  and an  estimated amount representing the interest portion of rental expense.